Exhibit 99.1

FOR IMMEDIATE RELEASE

CRAFT BREW ALLIANCE ANNOUNCES UPDATED GUIDANCE
FOR FULL-YEAR 2019

Portland, Ore. (Sept. 5, 2019) - Craft Brew Alliance, Inc. (“CBA”) (Nasdaq: BREW) today announced it is maintaining full-year 2019 guidance with the exception of shipments and depletions. While shipments for portfolio anchor Kona Brewing Co. were up 10% in the first half of the year, significant retailer out-of-stock issues in key markets negatively impacted second quarter depletions and go-forward shipments. Additionally, lower-than-planned contract brewing shipments are continuing to dampen volume growth. As a result of these impacts, CBA is adjusting its shipments and depletions range downward to between flat and an increase of 3%. CBA will discuss its 2019 guidance and management’s reaction to the August 23, 2019 announcement during an investor conference call later this morning at 11:00 a.m. ET.

Commenting on the updated guidance, Christine Perich, chief financial and strategy officer, said, “Since identifying the out-of-stock issue in early June, we’ve been actively focused on addressing the situation with positive results; however, barrels lost during that critical selling period cannot be recouped. That impact, coupled with increasing pressure from the expanding hard seltzer category, led us to lower our shipments and depletions range for the full year. Looking forward, we remain buoyed by Kona’s continued momentum, our resilient gross margin, and the settlement costs of the Kona class action lawsuit being in line with the expenses we accrued in the first quarter.”
Reconfirmed and adjusted financial highlights for 2019 include:

•	Updating depletions and shipments to a range of flat to an increase of 3%.

•	Maintaining average price increases of 1% to 2%.

•	Maintaining gross margin rate of 34.5% to 36.5%.

•	Maintaining SG&A range between $75 million and $79 million, which reflects a $4.7 million one-time expense related to the Kona class action lawsuit settlement.

•	Maintaining capital expenditures range between $13 million and $17 million.

•	Maintaining effective tax rate of 25%.

The public is invited to listen to a live webcast of today’s conference call on the Investors section of CBA’s website at www.craftbrew.com. Approximately two hours following the conference call, an archived webcast will be available at the same site and will remain available until the next earnings call.

Interested parties may participate in the live conference via telephone by dialing (877) 797-0723 if calling from within the United States, or (615) 247-0220 from outside the United States, and entering the access code 7956 435. An audio replay of the conference call will be available approximately two hours after the conclusion of the call. The audio replay will remain available for seven days and is accessible by dialing (855) 859-2056 or (404) 537-3406 and entering the code: 7956 435.

Forward-Looking Statements
Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future, including depletions and shipments, including the effect of out-of-stock issues and lower contract brewing shipments, price increases, gross margin rate improvement, the level and effect of SG&A expense, the effect of the class action settlement, effective tax rate, and the benefits or improvements to be realized from marketing campaigns, portfolio expansion, capital projects, and other strategic initiatives, are forward-looking statements. It is important to note that the Company’s actual results may differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the year ended December 31, 2018. Copies of these documents may be found on the Company’s website, www.craftbrew.com, or obtained by contacting the Company or the SEC.

About Craft Brew Alliance
Craft Brew Alliance (CBA) is a leading craft brewing company that brews, brands, and brings to market world-class American craft beers.

Our distinctive portfolio combines the power of Kona Brewing Company, a dynamic, fast-growing national craft beer brand, with strong regional breweries and innovative lifestyle brands: Appalachian Mountain Brewery, Cisco Brewers, Omission Brewing Co., Redhook Brewery, Square Mile Cider Co., Widmer Brothers Brewing, and Wynwood Brewing Co. CBA nurtures the growth and development of its brands in today’s increasingly competitive beer market through our state-of-the-art brewing and distribution capability, integrated sales and marketing infrastructure, and strong focus on partnerships, local community and sustainability.

Formed in 2008, CBA is headquartered in Portland, Oregon and operates breweries and brewpubs across the U.S. CBA beers are available in all 50 U.S. states and 30 different countries around the world. For more information about CBA and our brands, please visit www.craftbrew.com.

CONTACT: Jenny McLean, Director of Communications, (503) 331-7248, jenny.mclean@craftbrew.com.